Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Form 8-K of our report dated March 19, 2012 with respect to the audited financial statements of MetaStat, Inc. (a development stage company) as of December 31, 2011 and 2010, and the related statements of expenses, changes in stockholders’ equity, and cash flows for the years then ended and the period from July 22, 2009 (inception) through December 31, 2011.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

March 20, 2012